Exhibit 99.1

Waccamaw Bankshares, Inc. Announces 2008 Third Quarter Operating Results

PRESS RELEASE
For immediate release - October 31, 2008
Contact: Jim Graham, President and CEO
(910) 641-0044

Whiteville, NC - Today Waccamaw Bankshares, Inc. (NASDAQ Global: WBNK) (the “Company”), the holding company for Waccamaw Bank (the “Bank”), reported earnings for year-to-date and the third quarter of 2008. Earnings for the nine months ended September 30, 2008 was $63,572 compared to $3,196,660 in the first nine months of 2007. Year-to-date diluted earnings per share for 2008 was $.01 compared to $.58 in 2007. Net loss for the third quarter of 2008 was $916,439 compared to the third quarter earnings of 2007 of $1,120,533. Earnings per share were ($.17) for the third quarter of 2008 and $.20 for the third quarter of 2007.

The operating results noted above exclude the Company’s previously announced Other Than Temporarily Impaired (“OTTI”) charge incurred during the third quarter of 2008. On September 7, 2008, the United States Treasury Department announced their decision to place the U.S. Government Sponsored Enterprise, Federal National Mortgage Association (commonly known as Fannie Mae), into conservatorship and suspend cash dividends on its preferred stock. As a result of this action, Waccamaw previously announced “Other Than Temporarily Impaired (OTTI)”charged in this quarter which eliminates any further exposures in the company’s investment portfolio to Fannie Mae equity securities. This charge was in the amount of $1,138,945 on an after tax basis. Excluding the above-mentioned non-cash impairment charge, the Company reported a net profit of $1,202,517 or $.22 diluted earnings per share for the nine month period ending September 30, 2008. Excluding the non-cash impairment charge, the Company reported a net profit of $222,506 or $.04 diluted earnings per share for the third quarter of 2008.

As of September 30, 2008, Waccamaw Bank remained “well capitalized” which is the highest capital rating recognized by Bank Regulatory Authorities. Waccamaw’s total risk-based capital ratio, Tier 1 risk-based capital ratio, and leverage capital ratio were 11.71%, 9.79%, and 8.16%, respectively. The regulatory guidelines to be considered “well-capitalized” are 10.00%, 6.00% and 5.00%, respectively.

Jim Graham, President and CEO of Waccamaw Bankshares, Inc. stated, “The difficult economic period currently facing our nation has created significant challenges for the communities we serve. As a result, Waccamaw has been impacted by declining interest rates and the loss created by a U.S. Government Sponsored Enterprise (FNMA). Our loan loss provision continues to be at a strong level and we recognize any loan losses in a prudent and conservative manner. Our loan losses to date have been 0.11% of total loans which is considered a very acceptable level of loan losses for banks. Further, at September 30, 2008, our allowance for loan losses was 1.46% of gross loans. I am happy to report that our non-interest income, excluding the impairment loss previously mentioned, for the third quarter of 2008 increased 25.1% versus the same period in 2007 primarily as result of an increase in service charges on deposit accounts and related fees. We have 17 offices strategically located in North and South Carolina, our capital levels are strong and our dedicated staff is in a position to take advantage of opportunities for our shareholders as our nation’s economy stabilizes.”

Waccamaw Bankshares’ Chairman, Alan Thompson stated, “The challenges Waccamaw Bank faces are not unique to our Bank as all banks have been affected by our Nation’s current economic situation. Our Bank has opened six offices in the last eighteen months and as a result is in a much stronger strategic position when our economy recovers. Waccamaw’s deposits are insured by the FDIC up to $250,000 and fully insured on various checking deposits. While our Nation’s economy faces many difficult issues, Waccamaw is working hard to address these issues and provide top quality financial services to the communities we serve.”

Waccamaw Bank, the primary subsidiary of Waccamaw Bankshares, Inc., is a state chartered bank operating seventeen offices in Whiteville, Wilmington, Shallotte (2), Sunset Beach, Oak Island, Holden Beach, Chadbourn, Tabor City, Southport (2) and Elizabethtown, North Carolina. Offices in South Carolina include Little River, Conway (2), Myrtle Beach, and Heath Springs. In addition to primary banking operations, other related services are provided by Waccamaw Financial Services, an insurance and investment subsidiary. Common stock of Waccamaw Bankshares, Inc. is listed on the NASDAQ Global Market and trades under the symbol WBNK. Additional corporate information, product descriptions, and online services can be located on the Bank's website at http://www.waccamawbank.com.

Information in the press release contains "forward-looking statements." These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates and the effects of competition. Additional factors that could cause actual results to differ materially are discussed in Waccamaw Bankshares, Inc.'s recent filings wit the Securities Exchange Commission, including but not limited to its Annual Report on Form 10-K and its other periodic reports.